Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated May 1, 2023, related to our audits of the balance sheets of the Company as of December 31, 2022 and 2021, and the related statements of operations, changes in stockholders’ equity (deficit), and cash flows for the year ended December 31, 2022 and for the period from February 17, 2021 (Inception) through December 31, 2021 appearing in Safe and Green Development Corporation’s Registration Statement on Form 10 (Commission File No. 001-41581).

/s/ Whitley Penn LLP

Dallas, Texas

October 23, 2023